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                                                                    Exhibit 4.47


                                PROMISSORY NOTE



Principal Amount: $500,000.00                Initial Interest Rate: 10.5%
Date of Note: October 18, 2000               Term: 36 months

Borrower:         PODS, Inc.
                  6061 45th Street North
                  St. Petersburg, FL 33714

Lender:           First National Bank of Florida
                  1150 Cleveland Street
                  Clearwater, FL 33755


PROMISE TO PAY. PODS, INC., a Florida Corporation, ("Borrower") promises to pay to FIRST NATIONAL BANK OF FLORIDA ("Lender"), or order, in lawful money of the United States of America, the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), together with interest on the unpaid principal balance from date until paid in full. The interest rate will not increase above 18.0%.

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in 35 regular payments of $16,500.00 and one final irregular payment of $7,363.44. Borrower's first payment is due November 18, 2000, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on October 18, 2003, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the highest published Prime Rate in the Wall Street Journal (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day Borrower understands that Lender may make loans based on other rates as well. The Index currently is 9.50% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 1.000 percentage point over the Index, resulting in an Initial rate of 10.50% per annum. Notwithstanding the foregoing, the variable interest rate or rates provided for in this Note will be subject to the following minimum and maximum rates. NOTICE: Under no circumstances will the effective rate of

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interest on this Note be less than 4.00% per annum or more than (except for any higher default rate shown below) the lesser of 18.000% per annum or the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (a) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (b) increase Borrower's payments to cover accruing interest, (c) increase the number of Borrower's payments, and (d) continue Borrower's payments at the same amount and increase Borrower's final payment.

PREPAYMENT; MINIMUM INTEREST CHARGE. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $10.00. Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Customer Service Department, P.O. Box 11779, Naples, FL 34101-1779.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $100.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 18.0% per annum, if and to the extent that the increase does not cause the interest rate to exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

         Payment Default. Borrower fails to make any payment when due.

         Cross Default. Borrower fails to make any payment when due, under any other loan owed to Lender.




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         Other Defaults. Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any related documents or to comply with or to perform any terms, obligation, covenant or condition contained in any other note, obligation or agreement between Lender and Borrower.

         Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

         False Statements. Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

         Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

         Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

         Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired.

         Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness.




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         Default of Guarantors. Failure of the named Guarantors, to fully comply with each and every representation, warranty and provision of the Guaranty agreements.

         Change in Ownership. Any change in ownership of 49% or more of the common stock of Borrower or such other amount which could result in a loss of voting control by the present management group.

         Insecurity. Lender in good faith deems itself insecure.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect the loan if Borrower does not pay. Borrower also will pay Lender the amount of these costs and expenses, which includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and borrower hereby waive the right to any jury trial in any action, proceeding or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW AND VENUE. This Note will be governed by, construed and enforce in accordance with federal law and the laws of the State of Florida. This Note has been accepted by Lender in the State of Florida. If there is a lawsuit, Borrower agrees upon Lender's request to subject to the jurisdiction of the courts of Pinellas County, State of Florida.

RIGHT OF SETOFF. Borrower grants to Lender a contractual security in Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

COMPLIANCE AGREEMENT. An exhibit, title "First National Bank of Florida Compliance Agreement," is attached to this Note and by this reference is made a part of this Note just as if all the provisions, terms and conditions of the Exhibit had been fully set forth in this Note.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Borrower does not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "charge or collect"), any amount in the nature of interest or in the nature of a fee for this




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loan, which would in any way or event (including demand, prepayment, or acceleration) cause Lender to charge or collect more for this loan than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Florida (as applicable). Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance of this loan, and when the principal has been paid in full, be refunded to Borrower. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

                                       PODS, INC.

                                       a Florida Corporation

                                       By: /s/ Peter S. Warhurst
                                           ------------------------------------
                                               Peter S. Warhurst,
                                               President




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